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                                                                       Exhibit B
                                OPTION AGREEMENT

     This OPTION AGREEMENT (the "Agreement") is entered into on November 21, 1996, by and between STANDARD FEDERAL BANCORPORATION, INC., a Michigan corporation ("Standard"), and ABN AMRO NORTH AMERICA, INC., a Delaware corporation ("AANA").

     AANA and Standard have entered into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger ("Merger") of a wholly owned subsidiary of AANA with and into Standard with Standard as the surviving corporation. In connection with the Merger, each share of outstanding common stock of Standard, no par value ("Common Stock"), would be converted into the right to receive $59.00 per share in cash from AANA. AANA has expressly indicated to Standard that it would be unwilling to enter into the Merger Agreement and consummate the transactions contemplated thereby without the benefit of this Option Agreement. In order to encourage AANA to proceed with the Merger and to prepare required federal and state applications for approvals from the Applicable Governmental Authorities and to incur substantial expense in connection therewith, Standard has determined that it is in its best interests to grant to AANA an option to purchase additional shares of its authorized but unissued Common Stock. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

     In consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, Standard and AANA agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Standard hereby grants to AANA an option (the "Option") to purchase up to 6,209,894 fully paid and nonassessable shares (the "Option Shares") of Standard Common Stock at a purchase price of $52.50 per share (such price, as adjusted if applicable, the "Purchase Price"). Notwithstanding anything contained herein or in the Merger Agreement to the contrary, the amount that AANA (including any successor-in-interest, Affiliate or transferee) shall be entitled to receive, whether as (a) consideration for the Option Shares or the Option (including, without limitation, any payments in the form of Repurchase Consideration) from any Person, including Standard (whether in a single transaction or a series of transactions), less any Purchase Price actually paid by AANA, or (b) costs, fees and expenses or other reimbursement amounts paid to AANA pursuant to Section 7.2(b) of the Merger Agreement shall not exceed $90,000,000 in the aggregate (the "Limit"). In the event that AANA receives or is entitled to receive consideration and/or payments described in (a) and (b) above in excess of the Limit, such excess amount shall be deemed to be held in constructive trust by AANA for the benefit of Standard and shall be immediately paid by AANA to Standard at the time and in the form such amount is received by AANA. Each certificate evidencing Option Shares issued to AANA upon exercise of the Option shall bear a legend in form and substance acceptable to Standard to the effect that such shares are subject to the foregoing restrictions. The foregoing restrictions with respect to the Limit

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shall expire and be of no further force and effect on the day after the second anniversary of the occurrence of a Triggering Event (as defined below).

     2. Exercise of Option.

     (a) The Option may be exercised in whole or in part prior to the termination of this Agreement and after the occurrence of a Triggering Event, as defined in Section 4 hereof. In the event that AANA desires to exercise the Option at any time, AANA shall notify Standard as to the number of shares of Common Stock it wishes to purchase and a place and date, not less than 2 business days nor more than 10 business days after the date such notice is given (the "Closing Date"), for the closing of such purchase; provided, however, that notwithstanding the establishment of such Closing Date, the consummation of the exercise of the Option may take place only after all regulatory or supervisory agency approvals required by any applicable law, rule or regulation shall have been obtained and each such approval shall have become final. Standard shall fully cooperate with AANA in the filing of the required notice or application for approval and the obtaining of any such approval.

     (b) On the Closing Date, AANA shall (i) pay to Standard, in immediately available funds by wire transfer to a bank account designated by Standard, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on the Closing Date, and (ii) present and surrender this Agreement to Standard at the address of Standard specified in Section 11(f) hereof.

     (c) On the Closing Date, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 2(b) above, (i) Standard shall deliver to AANA a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and, if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Option Shares hereunder, and (ii) AANA shall deliver to Standard a letter agreeing that AANA shall not offer to sell or otherwise dispose of the Option Shares in violation of the provisions of this Agreement.

     (d) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

      THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, STATE SECURITIES LAWS AND PURSUANT TO THE TERMS OF AN OPTION AGREEMENT DATED NOVEMBER 22, 1996. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY Standard, INC. OF A WRITTEN REQUEST THEREFOR.

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The above legend shall be removed by delivery of substitute certificate(s)
without the legend if AANA shall deliver to Standard a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Standard and its counsel, to the effect that the legend is not required for purposes of the Securities Act of 1933, as amended (the "1933 Act").

     (e) Upon the giving of written notice of exercise by AANA to Standard and the tender of the applicable purchase price in immediately available funds, AANA shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Standard shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to AANA. Standard shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of AANA or its assignee, transferee or designee.

     3. Termination of Option. The Option shall terminate and be of no further force and effect upon the earliest to occur of: (i) the Effective Time (as defined in the Merger Agreement), (ii) twenty-four (24) months after the occurrence of a Triggering Event (as defined below), (iii) termination of the Merger Agreement by reason of wrongful termination thereof by AANA or by mutual agreement of the parties, (iv) six (6) months after the termination of the Merger Agreement by Standard pursuant to Section 7.1(d)(i) thereof, or (v) twelve (12) months after the termination of the Merger Agreement for any other reason.

     4. Conditions to Exercise. AANA may exercise the Option, in whole or in part, at any time prior to its termination following the occurrence of a Triggering Event. The term "Triggering Event" shall mean the occurrence of any of the following events:

           (a) if the Board of Directors of Standard shall withdraw its support of the Merger by resolution or by authorization of specific action inconsistent with consummation of the Merger, or if it fails to recommend approval of the Merger;

           (b) a Person (as defined by Section 13(d)(3)(e) of the 1934 Act), other than AANA or an Affiliate of AANA:

                 (i) acquires beneficial ownership (as such term is defined in
            Rule 13d-3 as promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of ten percent (10%) or more of the then outstanding Common Stock of Standard or securities representing, or the right or option to acquire beneficial ownership of, or to vote securities representing, ten percent (10%) or more of the then outstanding Common Stock of Standard, and after the occurrence of such acquisition the Board of Directors of Standard (A) recommends such acquisition to its stockholders for acceptance, (B) fails to undertake such acts as AANA reasonably requests to oppose such acquisition (provided that in so doing Standard does not incur significant legal expense), or

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            (C) fails to recommend or withdraws its approval of the Merger
            Agreement to the stockholders of Standard; or

                 (ii) enters into an agreement with Standard pursuant to which such Person or any affiliate of such Person would (A) merge or consolidate, or enter into any similar transaction, with Standard or (B) acquire all or substantially all of the assets of Standard; or

                 (iii) makes a bona fide proposal (a "Proposal") for any
            merger, consolidation or acquisition of all or substantially all the assets of Standard or other business combination involving Standard, and thereafter, but before such Proposal has been Publicly Withdrawn, Standard willfully commits any material breach of any covenant of the Merger Agreement and such breach (A) would entitle AANA to terminate the Merger Agreement without regard to the cure periods provided for therein, (B) is not cured and (C) would materially interfere with Standard's ability to consummate the Merger or materially reduce the value of the transaction to AANA.

The phrase "Publicly Withdrawn" for purposes of clause (iii) above shall mean an unconditional bona fide withdrawal of the Proposal or a formal rejection of such Proposal by Standard in writing. Standard shall notify AANA promptly in writing of the occurrence of any of the events set forth in paragraphs (b)(i),
(ii), or (iii) above, it being understood that the giving of such notice by Standard shall not be a condition to the right of AANA to transfer or exercise the Option.

     5. Representations and Warranties of Standard. Standard hereby represents and warrants to AANA as follows:

     (a) Standard has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein (including, without limitation, the approval of FRB or OTS, if necessary), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Standard. This Agreement has been duly executed and delivered by Standard.

     (b) Standard has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver the Option Shares upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Common Stock necessary for AANA to exercise the Option, and Standard will take all necessary corporate action to authorize and reserve for issuance all additional shares of Common Stock or other securities which may be issued upon exercise of the Option. The Option Shares, including all additional shares of Standard Common Stock or other securities which may be issuable pursuant to Section 7 hereof, upon issuance pursuant hereto and payment therefor, shall be duly and validly issued, fully paid and
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nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Standard.

     (c) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Standard of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause (ii), give any other person the ability to prevent or enjoin Standard's performance under this Agreement; provided, however, that Standard makes no representations or warranties as to the enforceability or legality of this Agreement and the Option granted hereby under the laws of the State of Michigan.

     (d) Standard agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Standard except pursuant to the Merger; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
section 18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, or to any federal or state regulatory authority is necessary before the Option may be exercised, cooperating fully with AANA in preparing such applications or notices and providing such information to the OTS and the FRB or such state regulatory authority as they may require) in order to permit AANA to exercise the Option and Standard duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of AANA against dilution on or prior to the Closing Date.

     6. Representations and Warranties of AANA. AANA hereby represents and warrants to Standard that:

     (a) AANA has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AANA.

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     (b) The Option is not being, and any Option Shares or other securities acquired by AANA upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act, as amended.

     7. Adjustment upon Changes in Capitalization; Repurchase of Option.

     (a) In the event of any change in Standard Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that AANA shall receive, upon exercise of the Option, the number and class of shares or other securities or property that AANA would have received in respect of Standard Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.
If any additional shares of Standard Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Standard Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Standard Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Standard Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     (b) If a Triggering Event described in Section 4(b)(ii) shall occur and the transaction that is the subject of such Triggering Event is consummated, or if any Person other than AANA or an Affiliate of AANA acquires beneficial ownership of 50% or more of the then outstanding shares of Common Stock, Standard, if requested by AANA, shall pay to AANA, in lieu of delivery of the Option Shares an amount in cash equal to the Spread multiplied by the total number of Option Shares for which the Option is exercisable (such aggregate amount is referred to as the "Repurchase Consideration").

     (c) As used herein, "Spread" shall mean the excess, if any, over the Purchase Price (as defined in Section 1) of the higher of (i) highest closing price per share of Standard Common Stock as reported on the New York Stock Exchange ("NYSE") within six months immediately preceding the date that AANA requests cash in lieu of shares pursuant to this Section (the "Request Date"),
(ii) the price per share of Common Stock at which a tender offer or an exchange offer therefor has been made, (iii) the price per share of Common Stock to be paid to any third party pursuant to an agreement with Standard, or (iv) in the event of a sale of all or a substantial portion of Standard's assets the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Standard determined by a nationally recognized investment banking firm mutually selected by AANA, on the one hand, and Standard, on the other, divided by the number of shares of Common Stock of Standard outstanding at the time of such sale. In determining the Repurchase Consideration, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm mutually selected by AANA, on the one hand, and Standard on the other.

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     (d) Upon exercise of its right to receive cash pursuant to this Section, any and all obligations of AANA to make payment pursuant to Section 2(b) and all obligations of Standard to deliver a certificate or certificates representing shares of Common Stock pursuant to Section 2(b) shall be terminated. If AANA exercises its rights under this Section 7, Standard shall, within 10 business days after the Request Date, pay the Repurchase Consideration to AANA in immediately available funds, and AANA shall surrender to Standard the Option. Notwithstanding the foregoing, to the extent that prior notification to or approval of the FRB or other regulatory authority is required in connection with the payment of all or any portion of the Repurchase Consideration, AANA shall have the ongoing option to revoke its request for repurchase pursuant to Section 7(b) or to require that Standard deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and Standard shall cooperate with AANA in the filing of any such notice or application and the obtaining of any such approval). If the FRB or any other regulatory authority disapproves of any part of Standard's proposed repurchase pursuant to Section 7(b), Standard shall promptly give notice of such fact to AANA and AANA shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date.

     8. Registration Rights.

     (a) Upon the occurrence of a Triggering Event Standard shall, at the request of AANA delivered at the time of and together with a written notice of exercise in accordance with Section 2 hereof and on one occasion only, promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and to remain effective for up to 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option in accordance with any plan of disposition requested by AANA. AANA will provide such information as may be necessary for Standard's preparation of such a registration statement, and any such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact nor will such information omit to state any material facts with respect to AANA or its intended plan of disposition of Option Shares. The foregoing notwithstanding, if, at the time of any request by AANA for registration of Option Shares as provided above, Standard is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith reasonable judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of AANA's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Standard, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced ("Underwriter Reduction"); provided, however, that after any such required reduction, the number of Option Shares to be included in such offering for the account of AANA shall constitute at least 10% of the total number of shares to be sold by AANA and Standard in the aggregate; provided, further, however, that if such reduction occurs,
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then Standard shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. If requested by AANA in connection with such registration, Standard shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Standard.

     (b) If after the occurrence of a Triggering Event, Standard effects a registration under the Securities Act of Standard Common Stock for its own account or for any other stockholders of Standard (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow AANA the right to participate in such registration, and such participation shall not affect the obligation of Standard to effect a registration statement for AANA under Section 8(a); provided, however, that if the circumstances give rise to an Underwriter Reduction as provided in 8(a) above then the procedure set forth in Section 8(a) governing the number of Option Shares to be included in such registration shall apply.

     (c) In connection with any registration pursuant to this Section 8, Standard and AANA shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Any registration statement prepared and filed under this Section 8 and any sale covered thereby shall be at Standard's expense except for underwriting discounts or commissions, brokers' fees, taxes and the fees and disbursements of AANA's counsel related thereto.

     9. (a) In the event that prior to the termination of the Option, Standard shall enter into an agreement (i) to consolidate with or merge into any person, other than AANA or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than AANA or one of its subsidiaries, to merge into Standard and Standard shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than AANA or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of AANA, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

      (b) The following terms have the meanings indicated:

           (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Standard (if other than Standard), (ii)

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      Standard in a merger in which Standard is the continuing or surviving person, and (iii) the transferee of all or substantially all of Standard's assets.

           (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

           (3) "Assigned Value" shall mean the highest of (i) the price per share of common stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of common stock to be paid by any third party pursuant to an agreement with Standard, or (iii) in the event of a sale of all or substantially all of Standard's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Standard as determined by a nationally recognized investment banking firm selected by AANA divided by the number of shares of Common Stock of Standard outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by AANA.

           (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, however, that if Standard is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Standard or by any company which controls or is controlled by such person, as AANA may elect.

     (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to AANA. The issuer of the Substitute Option shall also enter into an agreement with AANA in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.


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     (e) In no event, pursuant to any of the foregoing paragraphs, shall the
Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (f) Standard shall not enter into any transaction described in subsection
(a) of this Section 9 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Standard hereunder.

     10. Listing. If Standard Common Stock to be acquired upon exercise of the Option is then authorized for listing on the NYSE or on any other national securities exchange or automated quotation system, Standard will promptly file an application to authorize for listing the shares of Standard Common Stock to be acquired upon exercise of the Option on the NYSE or such other securities exchange or quotation system and will use its best efforts to obtain approval of such listing as soon as practicable.

     11. Miscellaneous.

     (a) Expenses. Except as otherwise provided in Section 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit AANA to acquire, or does not require Standard to repurchase, the full number of shares of Standard Common Stock as provided in Sections 2 and 7, it is the express intention of Standard to allow AANA to acquire or to require Standard to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

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

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to AANA, addressed to:

         ABN AMRO North America, Inc.
         135 South LaSalle Street
         Room 340
         Chicago, Illinois  60603
         Telecopy:  (312) 904-6318
         Attention:  Thomas C. Heagy, Chief Financial Officer


     with a copy to:

         ABN AMRO North America, Inc.
         Legal
         135 South LaSalle Street
         Suite 925
         Chicago, Illinois  60603
         Telecopy:  (312) 904-5150
         Attention:  Robert K. Quinn, Esq., Group Senior Vice President,
                     General Counsel and Secretary


     and with a copy to:

         Vedder, Price, Kaufman & Kammholz
         222 North LaSalle Street
         Chicago, Illinois 60601-1003
         Telecopy:  (312) 609-5005
         Attention:  Robert J. Stucker, Esq.

If to Standard, addressed to:

         Standard Federal Bancorporation, Inc.
         2600 West Big Beaver Road
         Troy, Michigan  48084
         Telecopy:  (810) 637-0329
         Attention:  Thomas R. Ricketts, Chairman

     with a copy to:

         Dykema Gossett, PLLC
         400 Renaissance Center
         Detroit, Michigan  48243
         Telecopy:  (313) 568-6915
         Attention:  Paul R. Rentenbach, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that AANA may assign this Agreement to a wholly owned subsidiary of AANA. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     (i) Further Assurances. In the event of any exercise of the Option by AANA, Standard and AANA shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

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


     (k) Termination by AANA. Notwithstanding anything to the contrary herein, in the event that AANA or any Related Person (as hereinafter defined) thereof is a person making an offer or proposal to engage in an action that would result in a Triggering Event (other than the transaction contemplated by the Merger Agreement), then the Option held by AANA shall immediately terminate and be of no further force or effect. A Related Person of AANA means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the Exchange Act) of AANA or any person that is the beneficial owner of 5% or more of the voting power of AANA.

     IN WITNESS WHEREOF, Standard and AANA have caused this Option Agreement to be signed by their respective officers, all as of the day and year first written above.

                          ABN AMRO NORTH AMERICA, INC.


                          By:
                             ------------------------------------
                          Its:
                              ------------------------------------

                          By:
                             ------------------------------------

                          Its:
                              ------------------------------------


                          STANDARD FEDERAL BANCORPORATION, INC.


                          By:
                              ------------------------------------

                          Its:
                               ------------------------------------

                                      13